Exhibit 99.1

Danimer Scientific, a Next Generation Bioplastics Company, Announces First Quarter 2021 Results

BAINBRIDGE, Ga.--(BUSINESS WIRE)-- Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today its financial results for the quarter ended March 31, 2021.

“Danimer Scientific remains at the forefront of the bioplastics industry as the premier supplier of PHA biopolymers to blue-chip multinational corporations that are committed to reducing single-use plastic waste,” commented Stephen E. Croskrey, Chief Executive Officer of Danimer. “In the first quarter 2021, we continued to make progress on our facility expansions, customer application developments and other investments in our operational infrastructure in order to serve the current and long-term demand for our next generation Nodax® technology. We are excited to have announced a multi-year partnership with Mars Wrigley to develop innovative compostable packaging. Looking ahead, we continue to expect that our expansion of production capacity, contracted revenue streams and future efficiencies will collectively fuel the path forward to fulfilling our goal of profitably transforming the bioplastics industry on a global scale.”

First Quarter 2021 Financial Highlights

•
Revenues increased 24% to $13.2 million, compared to the first quarter of 2020, driven by stronger demand and additional PHA production at the Company’s Winchester, Kentucky Phase 1 facility brought on line in 2020. PHA-based products represented 29% of total revenue compared to 2% in the first quarter of 2020.
•
Gross profit of $1.5 million, compared to $3.2 million in the first quarter of 2020. Adjusted gross profit1 was $3.9 million, compared to $4.1 million in the first quarter of 2020. Adjusted gross margin was 29.2%, compared to 38.6% in the first quarter of 2020, primarily attributable to product mix. In both periods, the average cost per pound of PHA-based products sold was significantly higher than PLA-based products sold and we had only limited PHA manufacturing activities in early 2020 at the Kentucky facility. The average cost per unit sold is expected to improve as PHA production continues to increase and efficiency measures are implemented. Adjusted gross profit excludes stock-based compensation, depreciation and amortization, as well as rent expense.
•
Net loss of $94.7 million included an $80.7 million loss related to the revaluation of the Company’s private warrants.
•
Adjusted EBITDA1 loss of $2.3 million, compared to break even in the first quarter of 2020, primarily due to higher operating expenses attributable to an increase in headcount and salaries to support R&D efforts and future expansion plans. The first quarter 2021 also included public company expenses of approximately $1.0 million.

•
Adjusted EBITDAR1, which additionally excludes rent expense primarily associated with the Company’s Kentucky facility and Georgia production operations, was a loss of $1.6 million, compared to income of $0.7 million in the prior year.

(1)

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the “Non-GAAP Financial Measures” section of the release.

Facility Network Expansion

Market demand remains robust for Danimer’s signature polymer, Nodax® PHA (polyhydroxyalkanoate), a 100% biodegradable, renewable, and sustainable plastic produced using plant-based oils as a primary feedstock. Expanding commitments from blue chip multinational consumer packaging customers support Danimer’s announced nameplate capacity additions to produce and deliver up to an estimated 315 million pounds of finished PHA product per year.

•
The Winchester, Kentucky facility is currently producing and shipping PHA at a commercial scale. In the first quarter 2021, neat PHA production volume at the facility was at approximately 50% of capacity. As previously disclosed, during the second quarter of 2021, the Company is scheduled to temporarily take the facility offline to implement several debottlenecking initiatives, with the objective to accelerate the facility’s scaling up of production to 100% of existing capacity by the end of 2021.
•
Phase II of the Kentucky plant expansion is in process to increase total capacity to 65 million finished pounds annually. Construction is underway with the physical foundations built for the fermentation chiller, downstream processing and extrusion facilities that form the integrated production process for PHA-based resins. The Company continues to expect its Phase II expansion to come online in the second quarter of 2022.
•
In March 2021, the Company together with the State of Georgia announced the Company’s new state-of-the-art greenfield facility will be located in Bainbridge, GA. With anticipated capacity of 250 million finished pounds of PHA products annually to keep up with robust PHA demand, the facility is in the pre-construction engineering stage and is on track for an expected groundbreaking to take place in the first quarter of 2022. The greenfield capacity will come on line in two phases, with an initial three fermenters expected to be operational in mid-2023 and the second set of three fermenters anticipated to come on line in early 2024. Based on the current demand pipeline, the Company forecasts that capacity at the greenfield facility will be sold out.

Liquidity and Capital Resources

At March 31, 2021, the Company had total debt outstanding of $31.7 million and cash of $312.9 million, including transaction net proceeds resulting from the merger between Danimer and Live Oak completed in December 2020. In January 2021, the Company voluntarily paid off and terminated its 2019 Term Loan with a principal amount of $27 million, further delevering its balance sheet and providing additional flexibility to pursue more competitively priced financing in the future.

In April 2021, the Company entered into a new 5-year $20.0 million variable interest rate asset-based lending arrangement and a $1.0 million capital expenditure line with customary terms and conditions. The facility provides additional flexibility to invest in initiatives as the Company grows.

In May 2021, the Company commenced the process to redeem all of its outstanding publicly-traded warrants to purchase shares of its common stock at an exercise price of $11.50 per share. The transaction is expected to be completed in June 2021, simplifying the Company’s capital structure and providing additional funding to invest in the ongoing expansion of the business.

Financial Statement Update on Non-Cash Impact Related to Warrants

On May 7, 2021, the Company filed a Current Report on Form 8-K and issued a press release in response to the public statement released by the staff of the Securities and Exchange Commission on April 12, 2021 regarding accounting and reporting considerations that are broadly applicable to warrants issued by special purpose acquisition companies ("SPACs"). Similar to other SPACs, the Company had previously classified its private warrants, which were originally issued by the SPAC that the Company merged with in 2020, as equity. However, after evaluating the SEC statement and consulting with its advisors, the Company concluded that certain of its warrants should be classified as liabilities in the Company's consolidated financial statements. The Company has restated its audited consolidated financial statements for the year ended December 31, 2020 to classify the Company’s private warrants as a liability instead of as equity and to reflect the change in the fair value of such liability in each period as a non-cash charge or gain in the consolidated statements of operations.

This restatement had no impact on Danimer’s current or historical reported cash or cash equivalents, revenues, loss from operations, or cash flows from operating, investing, or financing activities. This change will not affect GAAP revenues, loss from operations, long-term debt or cash flows from operating, investing, or financing activities, or the non-GAAP measures Adjusted EBITDA, Free Cash Flow or Adjusted Free Cash Flow, or its ongoing operations or future growth plans. The restatement resulted in the Company recording a liability of $82.9 million as of December 31, 2020, and an unrealized non-operating gain of $3.7 million reflecting the change in the fair value of the private warrant liability between the closing of the SPAC merger transaction on

December 29th and the end of the fiscal year on December 31, 2020. During the first quarter of 2021, the liability related to private warrants increased to $149.6 million, resulting in a loss on private warrants revaluation of $80.7 million for the three-month period. Since the private warrants are being accounted for as liabilities, the change in the fair value of such liability is recognized as a non-cash charge or gain in the consolidated statements of operations. The Company does not expect the change to have any significant impact on operational performance or debt covenant compliance in future periods. Additional information on the restatement can be found in the Company’s 10-K/A.

Business Outlook

The Company reiterates its expectation for increased PHA output after debottlenecking initiatives scheduled to be implemented during the second quarter of 2021, providing for increased product availability upon completion. The Company continues to expect Adjusted EBITDA and cash flow from operations to benefit in 2021 from these improvements with a partial offset from accelerated investments in headcount and technology to build out the operational platform and infrastructure needed to support our transformational capacity expansion and sales growth. The Company now expects full year capital expenditures to be in the range of $120 million to $145 million, with the increase from the prior range mainly attributable to higher costs for construction materials while the Company continues to evaluate value engineering opportunities.

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, May 17, 2021, at 5:00 p.m. Eastern time to review first quarter 2021 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.danimerscientific.com in the Investor Relations section. The conference call will also be accessible by dialing 1-855-327-6837 (Domestic) and 1-631-891-4304 (International). A replay of the webcast will be available on the Company’s website.

About Danimer

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer now holds more than 150 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit www.DanimerScientific.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on Management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. The Company cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on its products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to its products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, its information systems; the ability of its information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; its ability to properly maintain, protect, repair or upgrade its information technology systems or information security systems, or problems with its transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; its ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks . More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Danimer Scientific, Inc. Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	March 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$312,910	$377,581
Accounts receivable, net	10,114	6,605
Inventories	16,846	13,642
Prepaid expenses and other current assets	4,565	3,089
Contract assets	1,397	1,466
Total current assets	345,832	402,383

Property, plant and equipment, net	129,577	106,795
Patents, net	1,764	1,801
Right-of-use assets	19,329	19,387
Leverage loans receivable	13,408	13,408
Restricted cash	2,320	2,316
Other assets	73	111
Total assets	$512,303	$546,201

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,797	$10,610
Accrued liabilities	7,652	9,220

Unearned revenue and contract liabilities	2,336	2,455
Current portion of lease liability	3,058	3,000
Current portion of long-term debt, net	345	25,201
Total current liabilities	24,188	50,486

Private warrants liability	149,635	82,860
Long-term lease liability, net	23,952	24,175
Long-term debt, net	31,316	31,386
Other long-term liabilities	938	1,250
Total liabilities	230,029	190,157

Commitments and Contingencies

Stockholders' equity
Common stock, $0.0001 par value; 200,000,000 shares authorized: 85,339,145 and 84,535,640 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	9	8
Additional paid-in-capital	435,782	414,819
Accumulated deficit	(153,517)	(58,783)
Total stockholders’ equity	282,274	356,044
Total liabilities and stockholders’ equity	$512,303	$546,201

Danimer Scientific, Inc. Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)	Three Months Ended March 31,

	2021	2020
Revenue:
Products	$11,024	$9,179
Services	2,157	1,419
Total revenue	13,181	10,598

Costs and expenses:
Cost of revenue	11,725	7,429
Selling, general and administrative	10,120	2,980
Research and development	2,619	1,247
Total costs and expenses	24,464	11,656
Loss from operations	(11,283)	(1,058)

Nonoperating income (expense):
Loss on remeasurement of private warrants	(80,697)	-
Interest expense, net	(200)	(713)
Loss on debt extinguishment	(2,604)	-
Other income, net	50	90
Total nonoperating expenses	(83,451)	(623)
Loss before income taxes	(94,734)	(1,681)
Income tax expense	-	-
Net loss	$(94,734)	$(1,681)

Net loss per share:
Basic and diluted net loss per share	$(1.12)	$(0.06)

Weighted average number of shares used to compute basic and diluted net loss per share (March 31, 2020 balance as retroactively restated for Business Combination):	84,708,137	27,761,717

Danimer Scientific, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(in thousands)	March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(94,734)	$(1,681)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on remeasurement of private warrants	80,697	-
Stock-based compensation	6,665	148
Depreciation and amortization	2,100	870
Loss on writeoff of deferred loan costs	1,900	-
Amortization of debt issuance costs and debt discounts	82	233
Amortization of right-of-use assets and lease liability	41	128
Other	38	89
Changes in operating assets and liabilities
Accounts receivable, net	(3,509)	(1,736)
Inventories	(3,204)	(3,133)
Prepaid expenses and other current assets	(1,498)	(42)
Other assets	125	(191)
Accounts payable	(669)	268
Accrued and other long-term liabilities	(2,123)	(156)
Unearned revenue and contract liabilities	(119)	(412)
Net cash used in operating activities	(14,208)	(5,615)
Cash flows from investing activities
Purchases of property, plant and equipment	(23,893)	(15,340)

Net cash used in investing activities	(23,893)	(15,340)

Cash flows from financing activities
Principal payments on long-term debt	(27,037)	(404)
Proceeds from exercise of stock options	1,191	-
Capital issuance costs
Proceeds from long-term debt	120	2,435
Payments for debt issuance costs	(25)	(27)
Proceeds from NMTC financing	-	91
Proceeds from issuance of common stock, net of issuance costs	(815)	24,916
Net cash (used in) provided by financing activities	(26,566)	27,011
Net (decrease) increase in cash and cash equivalents and restricted cash	(64,667)	6,056
Cash and cash equivalents and restricted cash-beginning of period	379,897	6,261
Cash and cash equivalents and restricted cash-end of period	$315,230	$12,317

Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$130	$413
Cash paid for income taxes	$-	$-
Cash paid for operating leases	$798	$631
Supplemental non-cash disclosure
Noncash capital expenditures	$951	$(2,777)

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted EBITDAR” and “Adjusted Gross Profit”. Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted EBITDAR is defined as Adjusted EBITDA plus rent expense.

Adjusted Gross Profit is defined as Gross Profit plus depreciation, stock-based compensation and rent expense.

Danimer believes that each of Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offers additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit and GAAP

results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results.

Danimer Scientific, Inc. Reconciliation of Adjusted EBITDAR and Adjusted EBITDA to Net Loss (Unaudited)

	Three Months Ended March 31,
	2021	2020

Net Loss	$(94,734)	$(1,681)
Interest expense, net	200	713
Income tax expense	-	-
Deprecation and amortization	2,100	870
Loss on remeasurement of private warrants	80,697	-
Stock-based compensation	6,665	148
Loss on debt extinguishment	2,604	-
Public company transition costs	207	-
Other income, net	(50)	(90)
Adjusted EBITDA	$(2,311)	$(40)
Rent	725	786
Adjusted EBITDAR	$(1,585)	$746

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

	Three Months Ended March 31,
	2021	2020

Total Revenue	$13,181	$10,598
Cost of Revenue	11,725	7,429
Gross Profit	1,456	3,169
Depreciation	1,839	683

Rent	530	216
Stock-based compensation	26	25
Adjusted Gross Profit	$3,851	$4,094

Contacts

Investors
ir@danimer.com
Phone: 229-220-1103

Media
Anthony Popiel
apopiel@daltonagency.com
Phone: 310-787-4807

Source: Danimer Scientific, Inc